Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(McKee Crude System, Three Rivers Crude System and Wynnewood Products System)

by and among

THE SHAMROCK PIPE LINE CORPORATION,

VALERO PLAINS COMPANY LLC

and

VALERO TERMINALING AND DISTRIBUTION COMPANY,

as Sellers,

and

VALERO PARTNERS NORTH TEXAS, LLC,

VALERO PARTNERS SOUTH TEXAS, LLC

and

VALERO PARTNERS OPERATING CO. LLC,

as Buyers

Dated as of July 1, 2014

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1
1.1	Defined Terms	1
ARTICLE II TRANSFER OF ASSETS AND AGGREGATE CONSIDERATION		8
2.1	Sale of Assets and Interests	8
2.2	Excluded Assets	8
2.3	Consideration.	9
2.4	Liabilities and Payments	9
2.5	Proration of Certain Taxes	9
2.6	Other Prorations and Payments.	10
ARTICLE III CLOSING		11
3.1	Closing	11
3.2	Deliveries by the Sellers	11
3.3	Deliveries by the Buyers	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		13
4.1	Organization; Ownership; Preemptive Rights	13
4.2	Authorization	14
4.3	No Conflicts or Violations; No Consents or Approvals Required	14
4.4	Absence of Litigation; Compliance with Law	14
4.5	Bankruptcy	15
4.6	Brokers and Finders	15
4.7	Tax Matters	15
4.8	Title to and Condition of Assets	15
4.9	Valero Wynnewood Financial Matters	16
4.10	No Adverse Changes	16
4.11	Environmental Matters	16
4.12	Contracts	17
4.13	Employees	17
4.14	Investment Company Act	17
4.15	Conflicts Committee Matters	17
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYERS		17
5.1	Organization	17
5.2	Authorization	18
5.3	No Conflicts or Violations; No Consents or Approvals Required	18
5.4	Absence of Litigation	18
5.5	Brokers and Finders	18
5.6	Opportunity for Independent Investigation	18
5.7	Acquisition as Investment	19
ARTICLE VI COVENANTS		19
6.1	Additional Agreements	19
6.2	Further Assurances	19
6.3	Cooperation on Tax Matters	20
6.4	Cooperation for Litigation and Other Actions	20
6.5	Retention of and Access to Books and Records.	20
ARTICLE VII INDEMNIFICATION		21

i

7.1	Indemnification	21
7.2	Defense of Third-Party Claims	21
7.3	Direct Claims	22
7.4	Limitations	22
7.5	Remedies Under Ancillary Documents	23
7.6	Tax Related Adjustments	23
7.7	Express Negligence Rule	23
ARTICLE VIII MISCELLANEOUS		23
8.1	WAIVERS AND DISCLAIMERS	23
8.2	Expenses	24
8.3	Notices	25
8.4	Severability	25
8.5	Governing Law	25
8.6	Confidentiality.	26
8.7	Parties in Interest	27
8.8	Assignment of Agreement	27
8.9	Captions	27
8.10	Counterparts	27
8.11	Integration	27
8.12	Amendment; Waiver	27
ARTICLE IX INTERPRETATION		27
9.1	Interpretation	27
9.2	References, Gender, Number	28

Schedules

Schedule 2.4(b)         Certain costs and expenses for which VTDC is responsible

Exhibits:
Exhibit A	—	McKee Crude System
Exhibit B	—	Three Rivers Crude System
Exhibit C	—	Amended and Restated Omnibus Agreement
Exhibit D	—	McKee Services Schedule
Exhibit E	—	Three Rivers Services Schedule
Exhibit F-1	—	Transportation Services Schedule (Wynnewood Products System)
Exhibit F-2	—	Terminaling Services Schedule (Wynnewood Products System)
Exhibit G	—	Connection Agreements
Exhibit H	—	Conveyance Documents
Exhibit I	—	Assignment Document
Exhibit J	—	Amendment Number One to Services and Secondment Agreement
Exhibit K	—	Wynnewood Products System

ii

PURCHASE AND SALE AGREEMENT

(McKee Crude System, Three Rivers Crude System and Wynnewood Products System)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 1, 2014, is entered into by and among The Shamrock Pipe Line Corporation, a Delaware corporation (“Shamrock”), Valero Plains Company LLC, a Texas limited liability company (“VPC”), and Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC” and, together with Shamrock and VPC, the “Sellers”), and Valero Partners North Texas, LLC, a Delaware limited liability company (“VPNT”), Valero Partners South Texas, LLC, a Delaware limited liability company (“VPST”), and Valero Partners Operating Co. LLC, a Delaware limited liability company (“Valero Operating” and, together with VPNT and VPST, the “Buyers”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, VTDC, VPC and Shamrock each owns certain assets comprising the McKee Crude System (as defined below); VTDC owns the assets comprising the Three Rivers Crude System (as defined below); and VTDC owns all of the issued and outstanding membership interests in Valero Partners Wynnewood, LLC, a Delaware limited liability company (“Valero Wynnewood”), which owns the assets comprising the Wynnewood Products System (as defined below);

WHEREAS, VPNT wishes to acquire the McKee Crude System; VPST wishes to acquire the Three Rivers Crude System; and Valero Operating wishes to acquire all of the issued and outstanding membership interests in Valero Wynnewood (the “Wynnewood Interests”); and

WHEREAS, the Parties wish to amend certain provisions of that certain Omnibus Agreement, dated as of December 16, 2013, among Valero, the General Partner, the Partnership, Valero Operating, VMSC, Valero Partners EP, LLC, Valero Partners Lucas, LLC, Valero Partners Memphis, LLC, VTDC, Shamrock, VPC, The Premcor Pipeline Co. and Premcor Refining Group Inc.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Restated Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

“Affiliate” has the meaning set for the Partnership Agreement; provided that, for purposes of this Agreement, Valero and its subsidiaries (other than the General Partner and the Partnership and its subsidiaries), including the Sellers, on the one hand, and the General Partner and the Partnership and its subsidiaries, including the Buyers, on the other hand, shall not be considered Affiliates of each other.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.

“Assignment Document” has the meaning set forth in Section 3.2(g).

“Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Books and Records” means all of the records and files primarily related to the ownership and operation of the Transferred Assets, including the minutes books and other corporate records of Valero Wynnewood and the plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, tax files, books, records, tax returns and tax work papers, supplier lists, surveys, engineering records, maintenance records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, construction, inspection and operating records, and any and all information necessary to meet compliance obligations with respect to Applicable Law, in each case only to the extent primarily related to the Transferred Assets and existing as of the Closing Date.

“Business Day” has the meaning set forth in the Restated Omnibus Agreement.

“Buyers” has the meaning set forth in the preamble.

“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Buyers, or their Affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by the Buyers, or their Affiliates, contemplated by this Agreement.

“Buyer Indemnified Costs” means any and all Losses that any of the Buyer Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of the Sellers hereunder. Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of (i) a third-party Claim for Special Damages, (ii) the gross negligence or willful misconduct of the Sellers or (iii) the loss of revenue that Valero Operating would have received from VMSC under the McKee Services Schedule, the Three Rivers Services Schedule or either of the Wynnewood Services Schedules but for the occurrence of a Force Majeure Event).

“Buyer Indemnified Parties” means the Buyers and their Affiliates, including the Partnership, and their respective officers, directors, partners, managers, employees, consultants and equity holders.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, inquiry, condemnation, audit or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative) before any court or other Governmental Authority or any arbitration proceeding, known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement. From and after the Closing Date, Confidential Information disclosed by the Sellers to the Buyers that relates to the Transferred Assets shall become, and be treated as, Confidential Information of the Buyers disclosed to the Sellers.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Connection Agreements” has the meaning set forth in Section 3.2(e).

“Consents” means all notices to, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents or approvals of any other third party.

“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, easement, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Conveyance Documents” has the meaning set forth in Section 3.2(f).

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.

“Environmental Laws” has the meaning set forth in the Restated Omnibus Agreement.

“Environmental Permit” has the meaning set forth in the Restated Omnibus Agreement.

“Excluded Assets” means:

(a) all pipeline linefill and all crude oil or other hydrocarbons stored in any tanks or other vessels comprising any of the Systems as of the Effective Time;

(b) all Intellectual Property Rights of the Sellers and their Affiliates;

(c) all accounts receivable and notes receivable from any Person to the extent arising out of the ownership or operation of the Systems (other than the Wynnewood Products System) prior to the Effective Time;

(d) all Claims, rights, title and interests of the Sellers or any of their Affiliates under or to any policies or agreements of insurance;

(e) all Claims (including rights of set-off, rights to refunds, or any similar rights) that Sellers or any of their Affiliates may have against any Person (including insurers) to the extent relating to any Excluded Asset or the ownership or operation of the Transferred Assets prior to the Effective Time, as well as any counterclaims or defenses Sellers or their Affiliates may have in connection with any matters for which Sellers or their Affiliates have provided indemnification under any of the Ancillary Documents;

(f) all bonds, deposits and other forms of security posted by Sellers, in each case except to the extent the same are expressly transferred to either Buyer pursuant to any of the Conveyance Documents;

(g) all assets owned by third parties, even if located on or at any of the Systems; and

(h) tax refunds or credits arising out of taxes paid by Sellers or their Affiliates and all claims of Sellers or their Affiliates for refunds of or loss carry forwards or carry backs with respect to (i) taxes attributable to any period prior to the Closing Date, or (ii) any taxes attributable to Excluded Assets.

“Force Majeure Event” means either a “Carrier Force Majeure” as such term is defined in the Master Transportation Services Agreement dated December 16, 2013 between Valero Operating and VMSC or a “Company Force Majeure” as such term is defined in the Master Terminal Services Agreement dated December 16, 2013 between Valero Operating and VMSC.

“Fundamental Representations” has the meaning set forth in Section 7.4(a).

“GAAP” means generally accepted accounting principals in the United States of America.

“General Partner” means Valero Energy Partners GP LLC, a Delaware limited liability company.

“Governmental Authority” has the meaning set forth in the Restated Omnibus Agreement.

“Hazardous Substance” has the meaning set forth in the Restated Omnibus Agreement.

“Indemnified Costs” means the Buyer Indemnified Costs and the Seller Indemnified Costs, as applicable.

“Indemnified Party” means the Buyer Indemnified Parties and the Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 7.2.

“Intellectual Property Rights” means any and all tangible and intangible: (a) rights associated with works of authorship, including copyrights, moral rights, neighboring rights, and derivative works thereof, (b) trademark and trade name rights (including the name “Valero” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof), (c) trade secret rights, (d) patents, design rights, and other industrial property rights, and, (e) all other intellectual property rights (of every kind and nature however designated) whether arising by operation of law, treaty, contract, license, or otherwise, together with all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof.

“Losses” has the meaning set forth in the Restated Omnibus Agreement.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Adverse Effect” means, with respect to any Person or any of the Systems, any material adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of such Person or System, or that materially impedes the ability of such Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining, pipeline transportation or terminalling industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.

“McKee Crude System” has the meaning set forth in Exhibit A.

“McKee Services Schedule” has the meaning set forth in Section 3.2(b).

“Partnership” means Valero Energy Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 16, 2013, as the same may be amended from time to time.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means permits, licenses, sublicenses, certificates, approvals, Consents, notices, waivers, variances, franchises, registrations, orders, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for taxes, impositions, assessments, fees, rents or other governmental charges not yet due and payable or being diligently contested in good faith and which will be paid, if payable, by the Sellers; (b) Encumbrances of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith and which will be paid, if payable, by the Sellers; (c) statutory and contractual Encumbrances incurred in the ordinary course of business securing rental, storage, throughput, handling or other fees, charges or obligations owing from time to time to landlords, warehousemen, common carriers and other third parties; (d) easements, restrictive covenants, reservations and exceptions to title, and any defects, imperfections or irregularities of title that do not and could not reasonably be expected to materially interfere with the use of the Transferred Assets in a manner consistent with their use by the Sellers in the ordinary course of business on the day immediately prior to Closing; (e) terms of Contracts and Permits being assigned or transferred to Buyers pursuant to this Agreement or any Ancillary Document; and (f) the terms of the Buyer Ancillary Documents.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Receiving Party Personnel” has the meaning set forth in Section 8.6(d).

“Restated Omnibus Agreement” has the meaning set forth in Section 3.2(a).

“Right-of-Way Consents” has the meaning set forth in the Restated Omnibus Agreement.

“Sellers” has the meaning set forth in the preamble.

“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Sellers, or their Affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by the Sellers, or their Affiliates, contemplated by this Agreement.

“Seller Indemnified Costs” means any and all Losses that any of the Seller Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of the Buyers hereunder. Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of (a) a third-party Claim for Special Damages or (b) the gross negligence or willful misconduct of the Buyers).

“Seller Indemnified Parties” means the Sellers and their Affiliates, including Valero, and their respective officers, directors, partners, managers, employees, consultants and equity holders.

“Services and Secondment Agreement” means the Services and Secondment Agreement, dated as of December 16, 2013, by and among Valero Services, Inc., Valero Refining Company-Tennessee, L.L.C. and the General Partner.

“Services and Secondment Amendment” has the meaning set forth in Section 3.2(h).

“Special Damages” means any consequential, indirect, incidental, punitive, exemplary, special or similar damages or lost profits (including any diminution in nature of any investments) suffered directly or indirectly.

“Systems” means, collectively, the McKee Crude System, the Three Rivers Crude System and the Wynnewood Products System.

“third-party action” has the meaning set forth in Section 7.2.

“Three Rivers Crude System” has the meaning set forth in Exhibit B.

“Three Rivers Services Schedule” has the meaning set forth in Section 3.2(c).

“Transferred Assets” means, collectively, the McKee Crude System, Three Rivers Crude System and the Wynnewood Interests.

“Valero” means Valero Energy Corporation, a Delaware corporation.

“Valero Operating” has the meaning set forth in the preamble.

“Valero Wynnewood” has the meaning set forth in the recitals.

“Valero Wynnewood Financial Statements” has the meaning set forth in Section 4.9.

“VMSC” means Valero Marketing and Supply Company, a Delaware corporation.

“VPNT” has the meaning set forth in the preamble.

“VPST” has the meaning set forth in the preamble.

“VTDC’s Tax Obligation” has the meaning set forth in Section 2.5(c).

“Wynnewood Products System” means, collectively, the assets owned by Valero Wynnewood immediately prior to the Effective Time, including those set forth in Exhibit K and those reflected in the Valero Wynnewood Financial Statements.

“Wynnewood Interests” has the meaning set forth in the recitals.

“Wynnewood Services Schedules” has the meaning set forth in Section 3.2(d).

ARTICLE II

TRANSFER OF ASSETS AND AGGREGATE CONSIDERATION

2.1 Sale of Assets and Interests. Subject to all of the terms and conditions of this Agreement:

(a) Subject to the terms of the Conveyance Documents with respect to the McKee Crude System, VTDC, VPC and Shamrock hereby sell, assign, transfer and convey collectively to VPNT, and VPNT hereby purchases and acquires collectively from VTDC, VPC and Shamrock, the McKee Crude System, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Subject to the terms of the Conveyance Documents with respect to the Three Rivers Crude System, VTDC hereby sells, assigns, transfers and conveys to VPST, and VPST hereby purchases and acquires from VTDC, the Three Rivers Crude System, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) Subject to the terms of the Assignment Document, VTDC hereby sells, assigns, transfers and conveys to Valero Operating, and Valero Operating hereby purchases and acquires from VTDC, the Wynnewood Interests, free and clear of all Encumbrances, other than transfer restrictions under applicable federal and state securities laws.

2.2 Excluded Assets. The Transferred Assets shall not include, and each Seller reserves and retains all right, title and interest in and to, the Excluded Assets.

2.3 Consideration.

(a) The aggregate consideration to be paid by the Buyers for the Transferred Assets shall be $154,000,000 (the “Purchase Price”).

(b) The Purchase Price shall be paid at the Closing by wire transfer(s) of immediately available funds to the account(s) specified by the Sellers.

2.4 Liabilities and Payments.

(a) Except as provided in the Conveyance Documents and in Section 2.4(b), each Buyer shall pay, discharge and perform as and when due, all liabilities or obligations that accrue, are caused by, arise out of, are associated with, are in respect of or are incurred, in each case, at any time prior to, on and after the Effective Time, in connection with the ownership or operation of the Systems (other than the Wynnewood Products System) acquired by such Buyer or other activities occurring in connection with and attributable to the ownership or operation of the Systems (other than the Wynnewood Products System) acquired by such Buyer at any time prior to, on or after after the Effective Time (collectively, the “Assumed Liabilities”); provided, however, that the foregoing provisions of this Section 2.4(a) shall not operate or be construed as a waiver or limitation of the Buyers’ rights to indemnification by Valero with respect to the environmental matters set forth in Section 2.1(a) of the Restated Omnibus Agreement, the right-of-way matters set forth in Section 2.2 of the Restated Omnibus Agreement and the other matters set forth in Section 2.3(a) of the Restated Omnibus Agreement.

(b) Set forth in Schedule 2.4(b) are certain costs and expenses associated with the McKee Crude System that VTDC has agreed to be responsible for, even if incurred after Closing. Such costs and expenses shall not constitute Assumed Liabilities.

(c) Unless otherwise provided in this Agreement, if after the Closing either Party receives revenue or payments properly belonging to the other Party pursuant to the terms of this Agreement, or pays amounts properly the obligation of the other Party pursuant to the terms of this Agreement, the Party receiving such revenue or payment or paying such amounts shall promptly notify the other Party and the Parties shall arrange to pay or reimburse the other Party, as applicable, as soon as reasonably practicable.

2.5 Proration of Certain Taxes.

(a) On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 120 calendar days thereafter, the real and personal property taxes with respect to the Systems shall be prorated between the Buyers, on the one hand, and the Sellers, on the other hand, effective as of the Effective Time, with the Sellers being responsible for amounts related to the period prior to but excluding the Effective Time and the Buyers being responsible for amounts related to the period at and after the Effective Time. If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.

(b) With respect to any tax return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to Valero Wynnewood that is not described in Section 2.5(a), VTDC shall cause such tax return to be prepared, shall cause to be included in such tax return all tax items required to be included therein, shall furnish a copy of such tax return to Valero Operating, shall cause such tax return to be filed timely with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all taxes due with respect to the period covered by such tax return.

(c) With respect to any tax return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to Valero Wynnewood, Valero Operating shall cause such tax return to be prepared, shall cause to be included in such tax return all tax items required to be included therein, shall furnish a copy of such tax return to VTDC, shall file timely such tax return with the appropriate taxing authority, and shall be responsible for the timely payment of all taxes due with respect to the period covered by such tax return. Valero Operating shall determine, the amount of tax due that is not described in Section 2.5(a) with respect to the portion of the period ending on the Closing Date based on a closing of the books method (“VTDC’s Tax Obligation”) and shall notify VTDC of its determination of VTDC’s Tax Obligation. VTDC shall pay to Valero Operating an amount equal to VTDC’s Tax Obligation not later than five (5) days after the filing of such tax return. Any refund attributable to tax returns filed pursuant to this Section 2.5(c) shall be apportioned between Valero Operating and VTDC in a manner consistent with calculation of VTDC’s Tax Obligation.

(d) If the Buyers, on the one hand, or the Sellers, on the other hand, pay any tax agreed to be borne by another Party hereunder, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.

2.6 Other Prorations and Payments.

(a) On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 120 calendar days thereafter, Valero Operating shall pay to VTDC (or net from the Purchase Price delivered at the Closing) an amount equal to the amount by which the current assets of Valero Wynnewood on the Closing Date exceed the current liabilities of Valero Wynnewood on the Closing Date, in each case as calculated in accordance with GAAP and consistent with past practice and to the extent not duplicative of Section 2.6(b). If any such amount is not known at Closing, then such amount shall be made based on VTDC’s good faith estimate, with a true-up payment to be made from VTDC to Valero Operating, or vice-versa, as promptly as practicable after exact amounts are determined.

(b) On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the following items shall be prorated between the Buyers, on the one hand, and the Sellers, on the other hand, effective as of the Effective Time, with the Sellers being responsible for amounts that relate to the period prior to but excluding the Effective Time, and the Buyers being responsible for amounts that relate to the period at and after the Effective Time: (i) rents and other amounts payable under any Contracts being assigned to Buyers or their Affiliates by Sellers pursuant hereto or pursuant to any Contracts to which Valero Wynnewood is a party or is bound, (ii) fees and charges paid or payable to any Governmental Authority exclusively with respect to any System (including under any Permits assigned to the Buyers hereunder), and (iii) charges for water, sewer, telephone, electricity, natural gas and other utilities serving any System. If any such amounts are not known at Closing, then such proration shall be made based on the applicable Seller’s good faith estimate, with a true-up payment to be made from the applicable Seller to the applicable Buyer, or vice-versa, as promptly as practicable after exact amounts are determined.

ARTICLE III

CLOSING

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 12:01 a.m., San Antonio, Texas time, on the Closing Date (the “Effective Time”).

3.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyers the following:

(a) Counterparts of the Amended and Restated Omnibus Agreement substantially in the form attached hereto as Exhibit C (the “Restated Omnibus Agreement”), duly executed by Valero and each applicable subsidiary of Valero (excluding the General Partner and the Partnership and its subsidiaries, including the Buyers);

(b) a counterpart of the Transportation Services Schedule (McKee Crude System) substantially in the form attached hereto as Exhibit D (the “McKee Services Schedule”), duly executed by VMSC;

(c) a counterpart of the Transportation Services Schedule (Three Rivers Crude System) substantially in the form attached hereto as Exhibit E (the “Three Rivers Services Schedule”), duly executed by VMSC;

(d) counterparts of the Transportation Services Schedule (Wynnewood Products System) substantially in the form attached hereto as Exhibit F-1 and the Terminaling Services Schedule (Wynnewood Products System) substantially in the form attached hereto as Exhibit F-2 (collectively, the “Wynnewood Services Schedules”), duly executed by VMSC;

(e) counterparts of the connection agreements, substantially in the forms attached hereto as Exhibit G (the “Connection Agreements”), duly executed by the Sellers or the Affiliates of the Sellers that are parties thereto;

(f) counterparts of the documents and instruments necessary and appropriate to convey the Systems (other than the Wynnewood Products System) to the Buyers, including any bills of sale and Contract assignments substantially in the forms attached hereto as Exhibit H (the “Conveyance Documents”), duly executed by the Sellers or the Affiliates of the Sellers that are parties thereto;

(g) a counterpart of the Assignment of Membership Interests, substantially in the form attached hereto as Exhibit I (the “Assignment Document”), duly executed by VTDC;

(h) counterparts of the Amendment Number One to Services and Secondment Agreement substantially in the form attached hereto as Exhibit J (the “Services and Secondment Amendment”), duly executed by Valero Services, Inc. and Valero Refining Company-Tennessee, L.L.C.;

(i) an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that such Seller is not a foreign person within the meaning of the Internal Revenue Code and the Treasury Regulations promulgated thereunder; and

(j) evidence in form and substance reasonably satisfactory to the Buyers of the release and termination of all Encumbrances on the Transferred Assets, other than Permitted Encumbrances and transfer restrictions under applicable federal and state securities laws.

3.3 Deliveries by the Buyers. At the Closing, the Buyers shall deliver, or cause to be delivered, to the Sellers the following:

(a) the Purchase Price as provided in Section 2.3(b);

(b) payment for any deposits or similar amounts associated with the Systems, to the extent the Sellers’ interests therein are expressly transferred, directly or indirectly, to the Buyers pursuant to any of the Conveyance Documents or the Assignment Document;

(c) counterparts of the Restated Omnibus Agreement, duly executed by the General Partner, the Partnership and its applicable subsidiaries, including the Buyers;

(d) a counterpart of the McKee Services Schedule, duly executed by Valero Operating;

(e) a counterpart of the Three Rivers Services Schedule, duly executed by Valero Operating;

(f) counterparts of the Wynnewood Services Schedules, duly executed by Valero Operating;

(g) counterparts of the Connection Agreements, each duly executed by the applicable Buyer;

(h) counterparts of the Services and Secondment Amendment, duly executed by the General Partner;

(i) counterparts of the Conveyance Documents, each duly executed by the applicable Buyer; and

(j) a counterpart of the Assignment Document, duly executed by Valero Operating.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants, jointly and severally, to the Buyers that, as of the date of this Agreement:

4.1 Organization; Ownership; Preemptive Rights.

(a) Each of Shamrock and VTDC is a corporation duly incorporated and validly existing, under the Applicable Laws of the State of Delaware. Each of Shamrock and VTDC has full corporate power and authority to carry on its business and to own and use the Systems (other than the Wynnewood Products System) owned or operated by it and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect with respect to such entity or the Systems owned directly, or indirectly, by such entity.

(b) VPC is a limited liability company duly formed and validly existing, under the Applicable Laws of the State of Texas. VPC has full limited liability company power and authority to carry on its business and to own and use the portions of the McKee Crude System owned and used by it and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect with respect to VPC or the McKee Crude System.

(c) Valero Wynnewood is a limited liability company duly formed and validly existing, under the Applicable Laws of the State of Delaware. Valero Wynnewood has full limited liability company power and authority to carry on its business and to own and use the Wynnewood Products System and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect with respect to Valero Wynnewood or the Wynnewood Products System. Valero Wynnewood does not own or hold an ownership interest in any other entities. The Sellers have heretofore delivered to the Buyers true, complete and correct copies of the certificate of formation and limited liability company agreement of Valero Wynnewood, and no breach or violation thereof has occurred and is continuing.

(d) The Wynnewood Interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Valero Wynnewood, and are fully paid (to the extent required under the limited liability company of Valero Wynnewood) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). VTDC owns the Wynnewood Interests free and clear of all Encumbrances, other than transfer restrictions under applicable federal and state securities laws. There is no other membership or equity interest (or any interest convertible into or exchangeable or exercisable for any membership or equity interest) in Valero Wynnewood that is outstanding.

(e) No Person (other than the Partnership and its subsidiaries) has any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any securities of Valero Wynnewood.

4.2 Authorization. Each Seller has full corporate or limited liability company power and authority, as the case may be, to execute, deliver, and perform this Agreement and any Seller Ancillary Documents to which it is a party. The execution, delivery, and performance by each Seller of this Agreement and the Seller Ancillary Documents to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability action, as the case may be. This Agreement has been duly executed and delivered by each Seller and constitutes, and each Seller Ancillary Document executed or to be executed by each Seller party thereto has been, or when executed will be, duly executed and delivered by each Seller party thereto and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each Seller party thereto, enforceable against each Seller party thereto in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3 No Conflicts or Violations; No Consents or Approvals Required. Except with respect to Right-of-Way Consents, the execution, delivery and performance by each Seller of this Agreement and the Seller Ancillary Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the certificates of incorporation or bylaws or similar governing documents of the Sellers or Valero Wynnewood, (b) violate in any material respect any Applicable Law to which any Seller or Valero Wynnewood is subject or to which any System is subject or (c) result in a breach of, constitute a default under, result in the acceleration of, result in the loss of a material benefit under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under (in each case, with or without notice or lapse of time or both) any Contract to which any Seller or Valero Wynnewood is a party or by which any Seller is bound that relates to the Transferred Assets or by which Valero Wynnewood is bound, or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except with respect to Right-of-Way Consents and Environmental Permits, no Consent of any Governmental Authority or third party is required in connection with the execution, delivery and performance by the Sellers of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

4.4 Absence of Litigation; Compliance with Law. Except with respect to any Claims under any Environmental Laws which are addressed exclusively in Section 4.11, there is no Claim pending or, to the knowledge of the Sellers, threatened against any of the Sellers, Valero Wynnewood or any of their Affiliates or relating to the Systems which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect with respect to the Systems or Valero Wynnewood. To the knowledge of the Sellers, the operations and business of each of the Systems have been conducted by the Sellers or Valero Wynnewood (as applicable) in substantial compliance with all Applicable Laws except (i) as would not, individually or in the aggregate, have a Material Adverse Effect with respect to any of the Systems or Valero Wynnewood and (ii) with respect to Environmental Laws, which are addressed exclusively in Section 4.11.

4.5 Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws with respect to creditors pending against, being contemplated by, or, to the knowledge of the Sellers, threatened, against the Sellers or Valero Wynnewood.

4.6 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of any of the Sellers or their Affiliates who is entitled to receive from the Buyers any fee or commission in connection with the transactions contemplated by this Agreement.

4.7 Tax Matters.

(a) Except as would not result in a Material Adverse Effect with respect to any of the Systems, (i) all tax returns required to be filed by or with respect to Valero Wynnewood and Valero Wynnewood’s assets and operations have been duly filed on a timely basis (taking into account all extensions of due dates) and such tax returns are true, correct and complete; (ii) all taxes owned by Valero Wynnewood or with respect to Valero Wynnewood’s assets and operations which are or have become due have been timely paid in full; (iii) there are no Encumbrances for taxes on any of the assets of Valero Wynnewood, other than those not yet due and payable and which will, if payable, be paid by Sellers; (iv) there is not in force any extension of time with respect to the due date for the filing of any tax return of or with respect to Valero Wynnewood nor is there any outstanding agreement or waiver by or with respect to Valero Wynnewood extending the period for assessment or collection of any tax; and (v) there is no pending or, to the knowledge of the Sellers, threatened action, audit, required for ruling, proceeding or investigation for assessment or collection of tax and no tax assessment, deficiency or adjustment has been asserted or proposed in writing with respect to Valero Wynnewood that has not been resolved.

(b) Valero Wynnewood is not a party to any tax allocation or tax sharing agreement that will be binding on Valero Wynnewood after Closing.

(c) Immediately prior to Closing, Valero Wynnewood will be a partnership or a disregarded entity for federal income tax purposes.

4.8 Title to and Condition of Assets.

(a) The Sellers have, and will convey (directly or indirectly) to the Buyers at Closing, good and valid title to the assets comprising the Systems free and clear of all Encumbrances other than Permitted Encumbrances. The assets comprising the Systems, when considered together with the services provided by Valero and its Affiliates pursuant to the Restated Omnibus Agreement and the Services and Secondment Agreement, are sufficient to conduct the operations and business historically conducted by Valero and its Affiliates using the Systems.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Systems, to the knowledge of the Sellers, the assets comprising the Systems are, in the aggregate, in good operating condition and repair (normal wear and tear excepted), free from any material defects (other than Permitted Encumbrances) and suitable for the purposes for which they are currently used.

4.9 Valero Wynnewood Financial Matters.

(a) The Sellers have made available to the Buyers true, complete and correct copies of the unaudited annual balance sheet of Valero Wynnewood as of December 31, 2013, and the related unaudited statement of income for the year then ended, and the unaudited balance sheet of Valero Wynnewood for the three-month period ended March 31, 2014 and the related unaudited statement of income for the period then ended (collectively, the “Valero Wynnewood Financial Statements”). Except as noted in the Valero Wynnewood Financial Statements (including any notes thereto), the Valero Wynnewood Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Valero Wynnewood as of such dates and the results of operations of Valero Wynnewood for such periods (other than for changes in accounting principles disclosed therein and, with respect to the unaudited financial statements, for normal and recurring year-end adjustments and the absence of general and administrative expense allocations and financial footnotes).

(b) There are no liabilities or obligations of Valero Wynnewood (whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Valero Wynnewood Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2014, (iii) liabilities or obligations arising under executory Contracts entered into in the ordinary course of business consistent with past practices, (iv) liabilities not required to be presented by GAAP in unaudited financial statements, (v) liabilities or obligations under this Agreement and (vi) other liabilities or obligations which, in the aggregate, would not have a Material Adverse Effect with respect to Valero Wynnewood.

4.10 No Adverse Changes. Since December 31, 2013, except as disclosed in Valero’s public filings with the Securities and Exchange Commission, there has not been any Material Adverse Effect with respect to Valero Wynnewood.

4.11 Environmental Matters. Except as do not (individually or in the aggregate) have a Material Adverse Effect, the Systems and Valero Wynnewood (a) are in substantial compliance with all applicable Environmental Laws and Environmental Permits, (b) are not the subject of any outstanding administrative or judicial order, judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Systems and requiring remediation or the payment of a fine or penalty, (c) have all Environmental Permits needed to operate the Systems as they have been operated immediately prior to Closing and (d) are not subject to any pending Claims under any Environmental Laws with respect to which any of the Sellers have been notified in writing by or on behalf of a plaintiff or claimant.

4.12 Contracts.

(a) The Sellers have made available to the Buyers a correct and complete copy of (i) each Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Systems, the loss of which could have a Material Adverse Effect with respect to the Systems and (ii) each other Contract to which a Seller or Valero Wynnewood is a party that provides for revenues to or commitments of Valero Wynnewood or with respect to a System, in an amount greater than $100,000 during a calendar year. The contracts described in clauses (i) and (ii) are referred to herein as the “Material Contracts”.

(b) Each Material Contract is in full force and effect, and none of the Sellers, Valero Wynnewood or, to the knowledge of the Sellers, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Systems.

4.13 Employees. Valero Wynnewood has no employees.

4.14 Investment Company Act. None of the Sellers or Valero Wynnewood is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

4.15 Conflicts Committee Matters.

(a) No Seller has intentionally withheld disclosure from the Conflicts Committee or its advisors of any fact that would, individually or in the aggregate, have a Material Adverse Effect with respect to the Systems.

(b) The projections and budgets provided in writing to the Conflicts Committee (including those provided to any financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the Sellers’ management’s current expectations with respect to the Systems. All other financial and operational information provided in writing to the Conflicts Committee (including to any financial advisor to the Conflicts Committee) as part of its review of the proposed transaction is derived from and is consistent with the Sellers’ and Valero Wynnewood’s books and records, as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer hereby represents and warrants, jointly and severally, to the Sellers that, as of the date of this Agreement:

5.1 Organization. Each Buyer is a limited liability company, duly formed and validly existing and in good standing under the Applicable Laws of the State of Delaware.

5.2 Authorization. Each Buyer has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by each Buyer of this Agreement and the Buyer Ancillary Documents to which it is a party and the consummation by each Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by each Buyer and constitutes, and each Buyer Ancillary Document executed or to be executed by each Buyer party thereto has been, or when executed will be, duly executed and delivered by each Buyer party thereto and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each Buyer party thereto, enforceable against each Buyer party thereto in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3 No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by each Buyer of this Agreement and the Buyer Ancillary Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the certificates of formation or limited liability company agreements of the Buyers, (b) violate in any material respect any Applicable Law to which either Buyer is subject or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which a Buyer is a party or by which a Buyer is bound that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except with respect to Right-of-Way Consents and Environmental Permits, no Consent of any Governmental Authority is required in connection with the execution, delivery and performance by the Buyers of this Agreement and the Buyer Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

5.4 Absence of Litigation. There is no Claim pending or, to the knowledge of the Buyers, threatened against any of the Buyers or their Affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of either Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of any of the Buyers or their Affiliates who is entitled to receive from the Sellers any fee or commission in connection with the transactions contemplated by this Agreement.

5.6 Opportunity for Independent Investigation. Each Buyer, together with its Affiliates, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated herein and in the Ancillary Documents. Each Buyer has conducted its own independent review and analysis of the

Transferred Assets, including with respect to the liabilities, results of operations, financial condition and prospects of the Systems and acknowledges that such Buyer has been provided access to personnel, properties, premises and records of the Sellers and Valero Wynnewood for such purpose. In entering into this Agreement, each Buyer has relied solely upon the representations, warranties and covenants contained herein and in the Ancillary Documents and upon its own investigation and analysis of the Transferred Assets (such investigation and analysis having been performed by the Buyer).

5.7 Acquisition as Investment. Valero Operating is acquiring the Wynnewood Interests for its own account as an investment without the present intent to sell or offer the same to any other Person or effect a distribution of the Wynnewood Interests. Valero Operating acknowledges that the Wynnewood Interests are not registered pursuant to the Securities Act of 1933, as amended, or any state securities laws, and that none of the Wynnewood Interests may be transferred except pursuant to registration or an applicable exemption thereunder. Valero Operating is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act of 1933, as amended.

ARTICLE VI

COVENANTS

6.1 Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Restated Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to promptly take all such action.

6.2 Further Assurances. After the Closing, each Party shall use its commercially reasonable efforts to take such further actions, including obtaining or transferring to the other Party all necessary Permits, Consents, orders and Contracts, and executing and causing its Affiliates to execute such further documents, as may be necessary or reasonably requested by another Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to identify all of the assets being sold to the Buyers in connection with this Agreement. However, due to the age of some of the assets and the difficulties in locating appropriate data with respect to some of the assets, it is possible that assets intended to be sold ultimately to the Buyers were not identified and therefore are not transferred (directly or indirectly) to the Buyers as of the Effective Time. To the extent that any assets were not identified but form an integral part of the Systems and are not needed for the conduct of any of the businesses conducted by Valero and its Affiliates, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the Buyers pursuant to this Agreement. To the extent any such assets are identified at a later date, the Parties shall take all appropriate action required in order to convey such assets to the appropriate Buyer. Likewise, to the extent that any assets that are conveyed to the Buyers hereunder are later identified by the Parties as assets that the Parties did not intend to convey to the Buyers, the Parties shall take all appropriate action required to convey such assets to the appropriate Seller.

6.3 Cooperation on Tax Matters. Following the Closing Date, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of the Sellers and Valero Wynnewood for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable hereunder, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

6.4 Cooperation for Litigation and Other Actions. Each Party shall cooperate reasonably with each other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any Claims or other disputes involving any of the Parties hereto (other than in connection with disputes between the Parties).

6.5 Retention of and Access to Books and Records.

(a) As promptly as practicable and in any event before 90 days after the Closing Date, the Sellers will deliver or cause to be delivered to the Buyers, the Books and Records that are in the possession or control of the Sellers or their Affiliates.

(b) The Buyers agree to afford the Sellers and their Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records at no cost to the Sellers or their Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentences, the Buyers agree to provide the Sellers and their Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing for the purposes of assisting the Sellers and their Affiliates (i) in complying with the Sellers’ obligations under this Agreement and any Ancillary Document, (ii) in adjusting, prorating and settling the charges and credits provided for under this Agreement and any Ancillary Document, (iii) in preparing tax returns, (iv) in responding to or disputing any tax audit, (v) in asserting, defending or otherwise dealing with any Claim or dispute, known or unknown, under this Agreement or with respect to Excluded Assets, (vi) in asserting, defending or otherwise dealing with any third-party Claim or dispute by or against the Sellers or their Affiliates relating to the Transferred Assets or the Wynnewood Products System, (vii) in owning or operating the Excluded Assets or (viii) in performing their obligations under the Restated Omnibus Agreement.

(c) Notwithstanding the foregoing provisions of this Section or anything else to the contrary in this Agreement, with respect to any Books and Records the transfer or other disclosure of which to Buyers would waive (or would reasonably risk the waiver of) any attorney/client, work product, tax practitioner, audit or other privilege relating to the Retained Liabilities, neither Seller shall be required to transfer such Books and Records (or any copies thereof) to either Buyer until the appropriate Parties enter into a mutually-agreed joint defense agreement to allow for the sharing of common defense privileged materials.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. From and after the Closing and subject to the provisions of this Article VII, (i) the Sellers, jointly and severally, agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) the Buyers, jointly and severally, agree to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs. For the avoidance of doubt, but subject to Section 7.5, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which the Parties may be entitled under the Ancillary Documents. For purposes of calculating Indemnified Costs (but not determining whether a breach has occurred), no effect shall be given to any qualifications of representations or warranties as to materiality or Material Adverse Effect.

7.2 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to the Sellers or the Buyers, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article VII unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

(a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

(b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a Material Adverse Effect with respect to the Indemnified Party;

(c) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

(d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

7.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 7.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

7.4 Limitations. The following provisions of this Section 7.4 shall limit the indemnification obligations hereunder:

(a) The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article VII unless a written claim for indemnification in accordance with Section 7.2 or Section 7.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., San Antonio, Texas time, on or prior to the date that is 18 months after of the Closing Date; provided, however, that written claims for indemnification (i) for Indemnified Costs arising out of a breach of any representation or warranty contained in Sections 4.1, 4.2, 4.6, 5.1, 5.2 and 5.5 (the “Fundamental Representations”) may be made at any time and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time prior to the expiration of such covenant according to its terms.

(b) An Indemnifying Party shall not be obligated to pay for any Indemnified Costs under this Article VII until the amount of all such Indemnified Costs exceeds, in the aggregate, $1,155,000 (with the Indemnifying Party only being responsible for Indemnified Costs in excess of such amount). The aggregate liability of an Indemnifying Party under this Article VII shall not exceed $23,100,000. The limitations in the previous two sentences shall not apply to Indemnified Costs to the extent such costs arise out of a breach of any Fundamental Representations.

(c) Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, the Buyers’ and the other Buyer Indemnified Parties’ and the Sellers’ and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article VII.

7.5 Remedies Under Ancillary Documents. Each Party acknowledges and agrees that this Article VII is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Ancillary Documents. Any indemnification obligation of the Sellers to the Buyer Indemnified Parties, on the one hand, or the Buyers to the Seller Indemnified Parties, on the other hand, pursuant to this Article VII shall be reduced by an amount equal to any indemnification recovery by such Indemnified Parties pursuant to the other Ancillary Documents between the Parties to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of the Sellers or the Buyers, respectively, hereunder.

7.6 Tax Related Adjustments. The Sellers and the Buyers agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their tax returns as an adjustment to the Purchase Price.

7.7 Express Negligence Rule. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE VIII

MISCELLANEOUS

8.1 WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE RESTATED OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR

GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS OR THE WYNNEWOOD PRODUCTS SYSTEM, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE SYSTEMS GENERALLY, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE SYSTEMS, (B) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (C) THE SUITABILITY OF THE SYSTEMS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE SYSTEMS OR THEIR OPERATION WITH ANY APPLICABLE LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS) OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SYSTEMS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE RESTATED OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE RESTATED OMNIBUS AGREEMENT, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND EXPRESS COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE RESTATED OMNIBUS AGREEMENT, THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE TRANSFERRED ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION 8.1. THIS SECTION 8.1 SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 8.1 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE RESTATED OMNIBUS AGREEMENT.

8.2 Expenses. Except as expressly provided in this Agreement, or as provided in the Ancillary Documents or the Restated Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, the Buyers shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the conflicts committee of the General Partner in connection with this Agreement and the transactions contemplated herein.

8.3 Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five Business Days after mailing, provided that said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide when delivery is confirmed by the carrier; or (d) if by e-mail, one Business day after delivery with receipt is confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

if to the Sellers:

The Shamrock Pipe Line Corporation,

Valero Plains Company LLC and

Valero Terminaling and Distribution Company

c/o Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Attn: President

Facsimile: (210) 345-2413

if to the Buyers:

Valero Partners North Texas, LLC,

Valero Partners South Texas, LLC and

Valero Partners Operating Co. LLC

c/o Valero Energy Partners GP LLC

One Valero Way

San Antonio, Texas 78249

Attn: President

Facsimile: (210) 370-5161

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

8.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.5 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

8.6 Confidentiality.

(a) Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 8.6. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b) Required Disclosure. Notwithstanding Section 8.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department for purposes of resolving any dispute that may arise hereunder or for complying with Applicable Law or the rules of any securities exchange applicable to the Party, and the receiving Party shall be entitled to retain any Confidential Information in electronic form stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 8.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys, representatives and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement and any Ancillary Document (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof.

(e) Survival. The obligation of confidentiality under this Section 8.6 shall survive until the second anniversary the Closing Date.

8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article VII and the Parties’ respective Affiliates with respect to Section 8.1) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.8 Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.

8.9 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

8.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

8.11 Integration. This Agreement, the Ancillary Documents and the Restated Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents and the Restated Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Restated Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Restated Omnibus Agreement.

8.12 Amendment; Waiver. This Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

ARTICLE IX

INTERPRETATION

9.1 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c) a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d) each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail;

(e) the term “cost” includes expense and the term “expense” includes cost;

(f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(g) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(h) unless the context otherwise requires, all references to time shall mean time in San Antonio, Texas;

(i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

(j) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

9.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection” or “Exhibit” shall be to an Article, Section, subsection or Exhibit of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BUYERS:

VALERO PARTNERS NORTH TEXAS, LLC		VALERO PARTNERS SOUTH TEXAS, LLC

By:	/s/ Richard F. Lashway	By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway	Name:	Richard F. Lashway
Title:	President and Chief Operating Officer	Title:	President and Chief Operating Officer

VALERO PARTNERS OPERATING CO. LLC

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

SELLERS:

THE SHAMROCK PIPE LINE CORPORATION		VALERO PLAINS COMPANY LLC

By:	/s/ Joseph W. Gorder	By:	/s/ Joseph W. Gorder
Name:	Joseph W. Gorder	Name:	Joseph W. Gorder
Title:	Chief Executive Officer and President	Title:	Chief Executive Officer and President

VALERO TERMINALING AND DISTRIBUTION COMPANY

By:	/s/ Joseph W. Gorder
Name:	Joseph W. Gorder
Title:	Chief Executive Officer and President

[Signature Page to Purchase and Sale Agreement]

SCHEDULE 2.4(b)

Certain Costs and Expenses for Which VTDC is Responsible

VTDC agrees to bear or reimburse VPNT for all reasonable out-of-pocket costs and expenses incurred in connection with the in-line inspections of the Turpin to Gruver 6” Pipeline scheduled to be performed during 2014. In addition, to the extent such inspections identify any repairs or other corrective actions that are necessary in order to cause the pipeline to comply with any applicable laws or industry standards, VTDC shall bear or reimburse VPNT for its reasonable out-of-pocket costs and expenses of such repairs or other corrective actions. VPNT shall use diligent efforts to cause the inspections to be completed by September 1, 2014 and any required repairs or corrective actions to be completed within 12 months after receipt of the final inspection report, in each case subject to delays occasioned by matters outside of VPNT’s control.

Schedule 2.4(b) – Page1

EXHIBIT A

McKee Crude System

1.	Truck Hauls, Offices and Pump Stations

All of the Sellers’ right, title and interest in and to the following crude unloading facilities (also known as truck hauls), terminals, offices and valve and meter sites (collectively, the “Stations”), together with (i) all lease automatic custody transfer (LACT) units, tanks, valves, meters, measuring devices, piping, pumps, cathodic protection equipment, taps, regulators, gauges, fittings, buildings, appliances, markers, signs and other improvements, equipment and personal property owned by Sellers and located at or comprising any portion of the Stations, (ii) all Contracts and Permits exclusively related to the Stations, and (iii) all drawings, plats, files, manuals and similar records owned by Sellers and exclusively related to the Stations:

Site Name	County	State	Owner (Seller entity)	Real Property Interest	Term and Expiration	Description
Clawson Station	Hansford	Texas	The Shamrock Pipe Line Corporation	Easement	Perpetual	Crude oil truck unloading facility
Coble Station	Hutchinson	Texas	The Shamrock Pipe Line Corporation	Easement	Perpetual	Crude oil truck unloading facility
Farnsworth Station	Ochiltree	Texas	The Shamrock Pipe Line Corporation	Lease	Perpetual	Crude oil truck unloading facility
Follett	Lipscomb	Texas	Shamrock	Easement	Perpetual	Crude oil truck unloading facility
Frass Station	Lipscomb	Texas	The Shamrock Pipe Line Corporation	Easement	Perpetual	Crude oil truck unloading facility
Glazier Station	Lipscomb	Texas	The Shamrock Pipe Line Corporation	Easement	Perpetual	Crude oil truck unloading facility
Gruver Station	Hansford	Texas	The Shamrock Pipe Line Corporation	Lease	20 years 12/31/2031	Crude oil truck unloading facility
Hitchland Station	Hansford	Texas	The Shamrock Pipe Line Corporation	Lease	20 years 12/21/2030	Crude oil truck unloading facility
Hooker Station	Texas	Oklahoma	The Shamrock Pipe Line Corporation	Agreement	Annual evergreen with 30 day termination right	Crude oil truck unloading facility for deliveries into a pipeline owned by Jawhawk and NuStar
McKee Station	Moore	Texas	The Shamrock Pipe Line Corporation	Easement[1]	Perpetual	Crude oil truck unloading facility

[1]	The Shamrock Pipe Line Corporation has an unwritten license agreement with the landowner, Diamond Shamrock Refining Company, L.P. (“Diamond Shamrock”). Included in the Conveyance Documents are permanent easements that will be executed by Diamond Shamrock in favor of Buyer covering the lands occupied by the McKee Station and the McKee Valve and Meter Site and 8” Pipeline.

Exhibit A – Page 1

Site Name	County	State	Owner (Seller entity)	Real Property Interest	Term and Expiration	Description
McKee Valve and Meter Site and 8” Pipeline	Moore	Texas	The Shamrock Pipe Line Corporation	Easement	Perpetual	Valve and meter site and 8” connecting pipeline located in McKee Refinery
Merten Station	Gray	Texas	The Shamrock Pipe Line Corporation	Lease	1 year then annually every 7/31	Crude oil truck unloading facility
Perryton Pipeline Office	Ochiltree	Texas	Valero Terminaling and Distribution Company	Fee Simple	N/A	Pipeline operations office
Perryton Station #1	Ochiltree	Texas	The Shamrock Pipe Line Corporation	Lease	1 year then annually every 10/1	Multiple crude oil truck unloading facilities with associated tankage, pump station and truck staging facilities
Perryton Station #2	Ochiltree	Texas	The Shamrock Pipe Line Corporation	Lease	20 years 6/30/2029
Perryton Station #3	Ochiltree	Texas	The Shamrock Pipe Line Corporation	Lease	20 years 10/31/2030
Perryton Station #4	Ochiltree	Texas	The Shamrock Pipe Line Corporation	Lease	10 years 10/31/2021
Piper Station #1, 2 and 3	Lipscomb	Texas	The Shamrock Pipe Line Corporation	Lease	1 year then annually every 5/31	Crude oil truck unloading facility
Sunray Pump Station	Sherman	Texas	Valero Terminaling and Distribution Company	Easement	Perpetual	Pump Station
Tubbs Station	Lipscomb	Texas	The Shamrock Pipe Line Corporation	Leases	1. Current Lease expiring 10/7/2014 2. New lease commencing 10/8/2014 and automatically renewing for successive one year terms	Crude oil truck unloading facility
Turpin Terminal	Beaver	Oklahoma	Valero Plains Company LLC	Fee Simple	N/A	Former products terminal now in service as a crude oil truck unloading facility
Waka Station	Ochiltree	Texas	The Shamrock Pipe Line Corporation	Lease	Annually every 7/31	Valve site

Exhibit A – Page 2

2.	Pipeline Systems

All of the Sellers’ right, title and interest in and to the following pipeline systems, including (i) all rights of way, easements, leases, licenses, grants, franchises, permits and other similar real property interests associated therewith, (ii) all Contracts and Permits exclusively associated therewith (to the extent not already covered by clause (i) of this paragraph), (iii) all valves, meters, measuring devices, pipe, pumps, cathodic protection equipment, taps, regulators, gauges, fittings, buildings, appliances, markers, signs and other improvements, equipment and personal property comprising any portion of such pipeline systems, and (iv) all drawings, plats, files, manuals and similar records owned by Sellers and exclusively related to such pipeline systems:

Tubbs 4”                 Owned by Shamrock

A four inch (4”) nominal diameter pipeline, approximately 73,081 feet / 13.84 miles in length, originating at Shamrock’s Tubbs Station in Lipscomb County, Texas and terminating at Shamrock’s Tubbs /Citizens scrapper trap site in Lipscomb County, Texas.

Citizens 6”                 Owned by Shamrock

A six inch (6”) nominal diameter pipeline, approximately 48,762 feet / 9.24 miles in length, originating at Shamrock’s Tubbs/Citizens scrapper trap site in Lipscomb County, Texas and terminating at Shamrock’s Piper Station in Lipscomb County, Texas.

Lipscomb 6”                 Owned by Shamrock

A six inch (6”) nominal diameter pipeline, approximately 258,838 feet / 49.02 miles in length, originating at Frass Station in Lipscomb County, Texas and terminating at Shamrock’s Perryton Station in Ochiltree County, Texas.

Perryton-Waka 10”                 Owned by Shamrock

A ten inch (10”) nominal diameter pipeline, approximately 80,135 feet / 15.18 miles in length, originating at Shamrock’s Perryton Station in Ochiltree County, Texas and terminating at Shamrock’s Waka Station in Ochiltree County, Texas.

Perryton-Waka 6” (idle)                 Owned by Shamrock

A six inch (6”) nominal diameter pipeline, approximately 80,657 feet / 15.28 miles in length, originating at Shamrock’s Perryton Station in Ochiltree County, Texas and terminating at Shamrock’s Waka Station in Ochiltree County, Texas.

Exhibit A – Page 3

Waka-Gruver 8”                 Owned by Shamrock

An eight inch (8”) nominal diameter pipeline, approximately 133,047 feet / 25.19 miles in length, originating at Shamrock’s Waka Station in Ochiltree County, Texas and terminating at Shamrock’s Gruver Station in Hansford County, Texas.

Gruver-Clawson 8”                 Owned by Shamrock

An eight inch (8”) nominal diameter pipeline, approximately 1,497 feet / 0.28 miles in length, originating at Shamrock’s Gruver Station in Hansford County, Texas and terminating at NuStar Logistics, L.P.’s Clawson Station in Hansford County, Texas.

Clawson-Gruver 6” (idle)                 Owned by Shamrock

A six inch (6”) nominal diameter pipeline, approximately 1,069 feet / 0.20 miles in length, originating at NuStar Logistics, L.P.’s Clawson Station in Hansford County, Texas and terminating at Shamrock’s Gruver Station in Hansford County, Texas.

Turpin-Gruver 6”                 Owned by VTDC

A six inch (6”) nominal diameter pipeline, approximately 304,313 feet / 57.64 miles in length, originating at Valero Plains Company LLC’s Turpin Terminal in Beaver County, Oklahoma and terminating at Shamrock’s Gruver Station in Hansford County, Texas.

Gruver-McKee 6”                 Owned by VTDC

A six inch (6”) nominal diameter pipeline, approximately 157,609 feet / 29.85 miles in length, originating at Shamrock’s Gruver Station in Hansford County, Texas and terminating at Shamrock’s McKee scrapper trap site in Moore County, Texas.

McKee - McKee Refinery 8”                 Owned by VTDC

An 8” inch (8”) nominal diameter pipeline, approximately 4,747 feet / 0.90 miles in length, originating at Shamrock’s McKee scrapper trap site in Moore County, Texas and terminating at the Valero McKee Refinery in Moore County, Texas.

Turpin 6” (idle) - Hansford County, TX                 Owned by VTDC

A six inch (6”) nominal diameter pipeline, approximately 5,899 feet / 1.12 miles in length, originating west of SH 15 in Hansford County, Texas and terminating south of FM 1262 in Hansford County, Texas.

Turpin 6” (idle) - Moore County, TX                 Owned by VTDC

A six inch (6”) nominal diameter pipeline, approximately 5,280 feet / 1.0 miles in length, originating at Shamrock’s McKee scrapper trap site in Moore County, Texas and terminating at the Valero McKee Refinery in Moore County, Texas.

Exhibit A – Page 4

EXHIBIT B

Three Rivers Crude System

The Three Rivers Crude System is comprised of all of VTDC’s right, title and interest in and to each of the following:

1.	Three Rivers Truck Haul Site. An approximately 52.7 acre tract or parcel of land located in Live Oak County, Texas, as set forth in that certain Special Warranty Deed dated effective February 18, 2011, from Kenneth Lee Odom, et al, to Valero Terminaling and Distribution Company, recorded in Volume 176, Page 416, Official Public Records of Live Oak County, Texas, together with all of Seller’s right, title and interest in and to all improvements thereon and all appurtenances thereto (the “Three Rivers Truck Haul Site”).

2.	Three Rivers Pipeline. A twelve inch (12”) nominal diameter pipeline, approximately 3,225 feet / 0.61 miles in length, originating at the Valero CR 422 crude oil facility and terminating at the Valero Three Rivers Refinery in Live Oak County, Texas (the “Three Rivers Pipeline”).

3.	Three Rivers Meter Site. The right to use an approximately 0.04 acre tract of land located in Live Oak County, Texas, to be set forth in an Easement Agreement from Diamond Shamrock Refining Company, LP to VPST at Closing.

4.	Truck Haul Site and Pipeline Contracts and Permits. All Contracts and Permits that are necessary for the operation of, or exclusively relate to the ownership and/or operation of, the Three Rivers Truck Haul Site and the Three Rivers Pipeline, including (i) all Contracts with third parties that permit such third parties to maintain facilities (including, without limitation, LACT units) at the Three Rivers Truck Haul Site, (ii) all Contracts with third parties that grant such third parties access to the Three Rivers Truck Haul Site for purposes of delivering crude oil or for any other purpose, and (iii) all easements and Permits granting rights in any lands on which the Three Rivers Pipeline is located, and (iv) all Permits necessary for the operation of the Three Rivers Truck Haul Site and the Three Rivers Pipeline.

5.	Planned Pipelines. All Permits for; all Contracts entered into exclusively in connection with; all plans, specifications, drawings, designs and other similar materials exclusively related to; and all equipment, parts, supplies and other personal property purchased by VTDC for use in the construction of two additional 12” nominal diameter pipelines that are planned to be constructed between the Three Rivers Truck Haul Site and the Valero Three Rivers Refinery.

6.	Office Lease. All of Seller’s right, title and interest in, to and under that certain Lease Agreement between Diamond Shamrock Refining Company, L.P. and Valero Terminaling and Distribution Company, dated June 15, 2007 (the “Office Lease”), as well as all of Seller’s right, title and interest in and to all fixtures, furnishings and equipment at the premises covered by the Office Lease and all Contracts and Permits exclusively relating to the premises covered by the Office Lease.

Exhibit B – Page 1

EXHIBIT C

Amended and Restated Omnibus Agreement

Exhibit C – Page 1

EXHIBIT D

McKee Services Schedule

Exhibit E – Page 1

EXHIBIT E

Three Rivers Services Schedule

Exhibit E – Page 1

EXHIBIT F-1

Transportation Services Schedule

(Wynnewood Products System)

Exhibit F-1 – Page 1

EXHIBIT F-2

Terminaling Services Schedule

(Wynnewood Products System)

Exhibit F-2 – Page 1

EXHIBIT G

Connection Agreements

Exhibit G – Page 1

EXHIBIT H

Conveyance Documents

Three Rivers Crude System
Instrument	Seller Party	Buyer Party
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Three Rivers Crude System)	VTDC	VPST
Special Warranty Deed (Truck Haul Site)	VTDC	VPST
Assignment and Assumption Agreement (Truck Haul Site)	VTDC	VPST
Bill of Sale (Truck Haul Site)	VTDC	VPST
Easement Agreement (Three Rivers 1-12” Pipeline and Meter Site)	Diamond Shamrock Refining Company, L.P. (“DSRC”)	VPST
Assignment and Assumption Agreement (Three Rivers Office)	VTDC	VPST
Pipeline Connection Agreement	DSRC	VPST
McKee Crude System
Instrument	Seller Party	Buyer Party
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Tubbs 4” and Citizens 6”)	Shamrock	VPNT
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Lipscomb 6”)	Shamrock	VPNT
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Perryton –Waka 10” and Perryton-Waka 6”)	Shamrock	VPNT
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Waka – Gruver 8”)	Shamrock	VPNT
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Gruver – Clawson 8” and Clawson –Gruver 6”)	Shamrock	VPNT
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Turpin-Gruver 6”)	VTDC	VPNT
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Turpin-Gruver 6”)	VTDC	VPNT
Bill of Sale and Assignment of Rights of Way, Easements, Licenses, Permits and Other Pipeline Interests (Gruver-McKee 6”)	VTDC	VPNT
Bill of Sale and Assignment (Tubbs, Glazier, Piper, Frass and Follett Stations)	Shamrock	VPNT
Bill of Sale and Assignment (Perryton, Farnsworth and Waka Stations)	Shamrock	VPNT
Bill of Sale and Assignment (Hitchland, Clawson and Gruver Stations)	Shamrock	VPNT

Exhibit H – Page 1

Bill of Sale and Assignment (Hooker Station)	Shamrock	VPNT
Bill of Sale and Assignment (Coble Station)	Shamrock	VPNT
Bill of Sale and Assignment (Merten #1 Station)	Shamrock	VPNT
Right-of-Way and Easement Agreement (McKee Station Truck Haul)	DSRC	VPNT
Bill of Sale (McKee Station Truck Haul)	Shamrock	VPNT
Right-of-Way and Easement Agreement (McKee 8” Pipeline and Valve and Meter Site)	DSRC	VPNT
Bill of Sale and Assignment (McKee 8” Pipeline and Valve and Meter Site)	Shamrock	VPNT
Special Warranty Deed (Turpin Terminal)	VPC	VPNT
Bill of Sale (Turpin Terminal)	VPC	VPNT
Assignment and Assumption Agreement (Turpin Terminal)	VPC	VPNT
Special Warranty Deed (Perryton Office and Pipe Yard)	VTDC	VPNT
Bill of Sale (Perryton Office and Pipe Yard)	VTDC	VPNT
Assignment and Assumption Agreement (Perryton Office and Pipe Yard)	VTDC	VPNT
Pipeline Connection Agreement	DSRC	VPNT

Exhibit H – Page 2

EXHIBIT I

Assignment Document

Exhibit I – Page 1

EXHIBIT J

Services and Secondment Amendment

Exhibit J – Page 1

EXHIBIT K

Wynnewood Products System

1.	The Wynnewood Terminal which consists of real property located in Murray County, Oklahoma and all personal property (including tanks, piping and other equipment, machinery, spare parts and supplies) located on such real property and used exclusively in connection with the operation of the Wynnewood Terminal, and

2.	A twelve inch (12”) nominal diameter pipeline, approximately 30 miles in length, originating at the Valero Ardmore Refinery in Carter County, Oklahoma and terminating at the Wynnewood Terminal in Murray County, Oklahoma.

Exhibit K – Page 1